Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of QEP Midstream Partners, LP of our report dated May 9, 2013, except for Note 3, as to which the date is July 3, 2013, relating to the combined financial statements of QEP Midstream Partners, LP Predecessor as of December 31, 2012 and December 31, 2011 and our report dated May 9, 2013, relating to the balance sheet of QEP Midstream Partners, LP as of April 19, 2013, all of which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 3, 2013